Exhibit 10.36.2

EXECUTION COPY

TAX MATTERS AGREEMENT

by and among

APPLERA CORPORATION

AND ITS AFFILIATES,

and

CELERA CORPORATION

AND ITS AFFILIATES,

Dated

July 1, 2008

TAX MATTERS AGREEMENT

THIS TAX MATTERS AGREEMENT (this “Agreement”) dated as of July 1, 2008, by and among Applera Corporation, a Delaware corporation (“Applera”), each Applera Affiliate, Celera Corporation, a Delaware corporation (“Celera”), and each Celera Affiliate (the “Parties”) is entered into in connection with the Split-Off. Capitalized terms used in this Agreement are defined herein.

W I T N E S S E T H:

WHEREAS, as of the date hereof, Applera and its direct and indirect domestic subsidiaries are members of an Affiliated Group, of which Applera is the common parent;

WHEREAS, Applera, acting through its direct and indirect subsidiaries, currently conducts a number of businesses, including (i) the Applera Business, and (ii) the Celera Business;

WHEREAS, the Board of Directors of Applera has determined that it is appropriate, desirable and in the best interests of Applera and its stockholders to separate Applera into two separate, independent and publicly traded companies, (i) one comprising the Celera Business, which shall be owned and conducted, directly or indirectly, by Celera, and (ii) one comprising the Applera Business which shall continue to be owned and conducted, directly or indirectly, by Applera;

WHEREAS, in order to effect such separation, (i) Applera will contribute to the capital of Celera the assets of the Celera Business, including the stock of Berkeley Heart Laboratories (“BHL”), Axys Pharmaceuticals, Inc., PE AgGen, Inc., GenScope, Inc. and Paracel, Inc.; and have Celera assume liabilities of the Celera Business (together, the “Contribution”) and (ii) all of the stock of Celera will be exchanged on a one-for-one basis for all of the outstanding Applera – CRA Tracking Stock (the “Exchange” and together with the “Contribution,” the “Split-Off”).

WHEREAS, Applera and Celera have determined that it is necessary and desirable, as part of the Split-Off, to allocate, transfer, retain or assign to the Celera Group, the Celera Group Assets and Celera Group Liabilities, and to allocate, transfer, retain or assign to the Applera Group, the Applied Biosystems Group Assets and Applied Biosystems Group Liabilities;

WHEREAS, it is the intention of the Parties that the Split-Off qualify as a reorganization within the meaning of sections 368(a)(1)(D) and 355 of the Code and this Agreement is hereby adopted as a plan of reorganization within the meaning of section 368 of the Code; and

WHEREAS, in contemplation of the Split-Off, pursuant to which the Celera Group will cease to be members of the Affiliated Group of which Applera is the parent, the Parties have determined to enter into this Agreement, setting forth their agreement with respect to certain tax matters.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the Parties hereby agree as follows:

Section 1.	Definitions.

“Affiliated Group” means an affiliated group of corporations within the meaning of section 1504(a)(1) of the Code that files a consolidated return for United States federal Income Tax purposes.

“After Tax Amount” means any additional amount necessary to reflect the hypothetical Tax consequences of the receipt or accrual of any payment required to be made under this Agreement (including payment of an additional amount or amounts hereunder and the effect of the deductions available for interest paid or accrued and for Taxes such as state and local Income Taxes), determined by using the highest applicable statutory corporate Income Tax rate (or rates, in the case of an item that affects more than one Tax) for the relevant taxable period (or portion thereof).

“Agreement” shall have the meaning set forth in the preamble hereto.

“Applera” shall have the meaning set forth in the preamble hereto.

“Applera Affiliate” means any corporation or other entity directly or indirectly “controlled” by Applera where “control” means the ownership of fifty percent (50%) of the ownership interests of such corporation or other entity (by vote or value) or the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such corporation or other entity, but at all times excluding Celera and all Celera Affiliates.

“Applera Business” means all of the businesses and operations conducted by Applera and the Applera Affiliates, excluding the Celera Business at any time, whether prior to, or after the Split-Off Date.

“Applera Group” means the Affiliated Group, or similar group of entities as defined under corresponding provisions of the laws of other jurisdictions, of which Applera is the common parent corporation, and any corporation or other entity which may be, may have been or may become a member of such group from time to time, but excluding any member of the Celera Group.

“Applera-CRA Tracking Stock” means the Applera Corporation-Celera Group common stock.

“Applera Sharing Percentage” means as of the close of business on the first trading day after the Split-Off Date, the percentage of Applera’s market capitalization as compared to the combined market capitalization of Applera and Celera.

“Applied Biosystems Group Assets” shall mean the assets of Applera after the Split-Off Date, as determined under the Separation Agreement by and among the Parties.

“Applied Biosystems Group Liabilities” shall mean the liabilities of Applera after the Split-Off Date, as determined under the Separation Agreement by and among the Parties.

“Audit” means any audit, assessment of Taxes, other examination by any Taxing Authority, proceeding, or appeal of such a proceeding relating to Taxes, whether administrative or judicial, including proceedings relating to competent authority determinations.

“BHL” shall have the meaning set forth in the preamble hereto.

“BHL Affiliates” means any corporation or other entity directly or indirectly “controlled” by BHL at the time in question, where “control” means the ownership of fifty percent (50%) of the ownership interests of such corporation or other entity (by vote or value) or the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such corporation or other entity.

“Big Dye Agreement” means the supply agreement among Applera and Celera for Big Dye Terminators.

“Carryback Period” shall have the meaning set forth in Section 3.05.

“Celera” shall have the meaning set forth in the preamble hereto.

“Celera Affiliate” means any corporation or other entity directly or indirectly “controlled” by Celera at the time in question, where “control” means the ownership of fifty percent (50%) of the ownership interests of such corporation or other entity (by vote or value) or the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such corporation or other entity.

“Celera Group Assets” shall mean the assets of Celera after the Split-Off Date, as determined under the Separation Agreement by and among the Parties.

“Celera Business” means the business and operations conducted by Celera and the Celera Affiliates as such business and operations will continue after the Split-Off Date.

“Celera Business Records” shall have the meaning set forth in Section 9.02(b).

“Celera Group” means the Affiliated Group, or similar group of entities as defined under corresponding provisions of the laws of other jurisdictions, of which Celera will be the common parent corporation immediately after the Split-Off and including any corporation or other entity which may become a member of such group from time to time.

“Celera Group Liabilities” shall mean the liabilities of Celera after the Split-Off Date, as determined under the Separation Agreement by and among the Parties.

“Celera Separate Tax Amount” shall mean with respect to any Tax Return, the amount of Taxes attributable to a Post-Split-Off Period that Celera and each Celera Affiliate would have incurred if they had filed a consolidated return, combined return or a separate return, as the case may be, separate from the members of the Applera Group, for the relevant Tax period, and such amount shall be computed by Applera in a manner consistent with (i) general Tax accounting principles, (ii) the Code and the Treasury regulations promulgated thereunder, and (iii) past practice.

“Celera Sharing Percentage” means as of the close of business on the first trading day after the Split-Off Date, the percentage of Celera’s market capitalization as compared to the combined market capitalization of Applera and Celera.

“Code” means the Internal Revenue Code of 1986, as amended.

“Combined Return” means any Tax Return, other than with respect to United States federal Income Taxes, filed on a consolidated, combined (including nexus combination, worldwide combination, domestic combination, line of business combination or any other form of combination) or unitary basis wherein Celera or one or more Celera Affiliates join in the filing of such Tax Return (for any taxable period or portion thereof) with Applera or one or more Applera Affiliates.

“Consolidated Return” means any Tax Return with respect to United States federal Income Taxes filed on a consolidated basis wherein Celera or one or more Celera Affiliates join in the filing of such Tax Return (for any taxable period or portion thereof) with Applera or one or more Applera Affiliates.

“Contribution” shall have the meaning set forth in the recitals hereto.

“Contribution Taxes” shall mean any U.S. federal income tax imposed relating to the Contribution, including as a result of the Parties entering into the IP Access Agreements; provided, however, that Contribution Taxes shall not include Taxes related to the Big Dye Agreement. For the avoidance of doubt, Contribution Taxes shall not include any Exchange Taxes.

“Estimated Tax Installment Date” means, with respect to United States federal Income Taxes, the estimated Tax installment due dates prescribed in section 6655(c) of the Code and, in the case of any other Tax, means any other date on which an installment payment of an estimated amount of such Tax is required to be made.

“Exchange” shall have the meaning set forth in the recitals hereto.

“Exchange Taxes” means any Taxes imposed on, or increase in Taxes incurred by, Applera or any Applera Affiliate (without regard to whether such Taxes are offset or reduced by any Tax Asset, Tax Item, or otherwise) resulting from, or arising in connection with, the failure of the Exchange to qualify as a transaction in which no income, gain or loss is recognized pursuant to sections 355 and 368(a)(1)(D) of the Code (including any Tax resulting from the application of section 355(d) or section 355(e) of the Code to the Exchange) or corresponding provisions of the laws of any other jurisdictions. Any Income Tax referred to in the immediately preceding sentence shall be determined using the highest applicable statutory corporate Income Tax rate for the relevant taxable period (or portion thereof).

“Filing Party” shall have the meaning set forth in Section 8.01.

“Final Determination” means the final resolution of liability for any Tax for any taxable period, by or as a result of (i) a final and unappealable decision, judgment, decree or other order by any court of competent jurisdiction; (ii) a final settlement with the IRS, a closing agreement or accepted offer in compromise under section 7121 or section 7122 of the Code, or a comparable agreement under the laws of other jurisdictions, which resolves the entire Tax liability for any taxable period; (iii) any allowance of a refund or credit in respect of an overpayment of Tax, but only after the expiration of all periods during which such refund may be recovered by the jurisdiction imposing the Tax; or (iv) any other final disposition, including by reason of the expiration of the applicable statute of limitations.

“Income Tax” means any federal, state, local or foreign Tax determined (in whole or in part) by reference to net income, net worth, gross receipts or capital, or any such Taxes imposed in lieu of such a Tax. For the avoidance of doubt, the term “Income Tax” includes any franchise Tax, net worth, gross receipts, capital or any such Taxes imposed in lieu of such a Tax.

“Income Tax Return” means any Tax Return relating to any Income Tax.

“IP Access Agreements” means the agreements entered into by the Parties to license IP and supply goods to the other Party for a period of time after the Split-Off.

“IRS” means the United States Internal Revenue Service or any successor thereto, including its agents, representatives, and attorneys.

“Joint Responsibility Item” means any Tax Item for which the non-Filing Party’s responsibility under this Agreement could exceed one hundred thousand dollars ($100,000), but not a Sole Responsibility Item.

“Non-Income Tax Return” means any Tax Return relating to any Tax other than an Income Tax.

“Officer’s Certificate” means a letter executed by an officer of Applera or Celera and provided to Tax Counsel as a condition for the completion of a Tax Opinion or Supplemental Tax Opinion.

“Owed Party” shall have the meaning set forth in Section 7.05.

“Owing Party” shall have the meaning set forth in Section 7.05.

“Parties” shall have the meaning set forth in the preamble hereto.

“Payment Period” shall have the meaning set forth in Section 7.05(e).

“Post-Split-Off Period” means any taxable period (or portion thereof) beginning after the Split-Off Date.

“Pre-Split-Off Period” means any taxable period (or portion thereof) ending on or before the Split-Off Date.

“Proposed Merger” means the proposed merger of Applera with and into Invitrogen Corporation or an entity wholly owned by Invitrogen Corporation.

“Ruling” means any private letter ruling issued by the IRS in connection with the Split-Off in response to a request for such a private letter ruling filed by Applera (or any Applera Affiliate).

“Ruling Documents” means (i) the request for a Ruling filed with the IRS, together with any supplemental filings or other materials subsequently submitted on behalf of Applera, the Applera Affiliates and Applera’s shareholders to the IRS, the appendices and exhibits thereto, and any Ruling issued by the IRS to Applera (or any Applera Affiliate) in connection with the Split-Off and (ii) any similar filings submitted to, or rulings issued by, any other Taxing Authority in connection with the Split-Off.

“Separation Agreement” means the separation agreement by and between Applera and Celera.

“Sole Responsibility Item” means any Tax Item for which the non-Filing Party has the entire economic liability under this Agreement.

“Split-Off” shall have the meaning set forth in the recitals hereto.

“Split-Off Date” means the close of business on the date which the Split-Off is effected.

“Straddle Period” shall mean any taxable period that begins on or before and ends after the Split-Off Date.

“Supplemental Tax Opinion” shall have the meaning set forth in Section 4.02(d).

“Tax Asset” means any Tax Item that has accrued for Tax purposes, but has not been realized during the taxable period in which it has accrued, and that could reduce a Tax in another taxable period, including a net operating loss, net capital loss, research and development tax credit, investment tax credit, foreign tax credit, charitable deduction or credit related to alternative minimum tax or any other Tax credit.

“Tax Benefit” means a reduction in the Tax liability (or increase in refund or credit or any item of deduction or expense) of a taxpayer (or of the Affiliated Group, or similar group of entities as defined under corresponding provisions of the laws of any other jurisdiction, of which it is a member) for any taxable period. Except as otherwise provided in this Agreement, a Tax Benefit shall be deemed to have been realized or received from a Tax Item in a taxable period only if and to the extent that the Tax liability of the taxpayer (or of the Affiliated Group, or similar group of entities as defined under corresponding provisions of the laws of any other jurisdiction, of which it is a member) for such period, after taking into account the effect of the Tax Item on the Tax liability of such taxpayer (or of the Affiliated Group, or similar group of entities as defined under corresponding provisions of the laws of any other jurisdiction, of which it is a member) in the current period and all prior periods, is less than it would have been had such Tax liability been determined without regard to such Tax Item.

“Tax Counsel” means a nationally recognized law firm selected by Applera to provide a Tax Opinion.

“Tax Detriment” means an increase in the Tax liability (or reduction in refund or credit or any item of deduction or expense) of a taxpayer (or of the Affiliated Group, or similar group of entities as defined under corresponding provisions of the laws of any other jurisdiction, of which it is a member) for any taxable period. Except as otherwise provided in this Agreement, a Tax Detriment shall be deemed to have been realized or incurred from a Tax Item in a taxable period only if and to the extent that the Tax liability of the taxpayer (or of the Affiliated Group, or similar group of entities as defined under corresponding provisions of the laws of any other jurisdiction, of which it is a member) for such period, after taking into account the effect of the Tax Item on the Tax liability of such taxpayer (or of the Affiliated Group, or similar group of entities as defined under corresponding provisions of the laws of any other jurisdiction, of which it is a member) in the current period and all prior periods, is more than it would have been had such Tax liability been determined without regard to such Tax Item.

“Tax Item” means any item of income, gain, loss, deduction, expense or credit, or other attribute that may have the effect of increasing or decreasing any Tax.

“Tax Opinion” means an opinion issued by Tax Counsel as one of the conditions to completing the Split-Off addressing certain United States federal Income Tax consequences of the Split-Off under section 355 of the Code.

“Tax Return” means any return, report, certificate, form or similar statement or document (including any related or supporting information or schedule attached thereto and any information return, amended tax return, claim for refund or declaration of estimated Tax) required to be supplied to, or filed with, a Taxing Authority in connection with the determination, assessment or collection of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax.

“Taxes” means all federal, state, local or foreign taxes, charges, fees, duties, levies, imposts, rates or other assessments, including income, gross receipts, excise, property, sales, use, license, capital stock, transfer, franchise, payroll, withholding, social security, value added or other taxes, (including any interest, penalties or additions attributable thereto) and a “Tax” shall mean any one of such Taxes.

“Taxing Authority” means any governmental authority or any subdivision, agency, commission or authority thereof or any quasi-governmental or private body having jurisdiction over the assessment, determination, collection or imposition of any Tax (including the IRS).

Section 2.	Preparation and Filing of Tax Returns.

2.01. Applera’s Responsibility. Subject to the other applicable provisions of this Agreement, Applera shall have sole and exclusive responsibility for the preparation and filing of:

(a) all Consolidated Returns and all Combined Returns for any taxable period;

(b) all Income Tax Returns (other than Consolidated Returns and Combined Returns) with respect to Applera and/or any Applera Affiliate for any taxable period;

(c) all Non-Income Tax Returns with respect to Applera, any Applera Affiliate, or the Applera Business or any part thereof for any taxable period; and

(d) all Non-Income Tax Returns with respect to Celera, any Celera Affiliate, or the Celera Business or any part thereof, that are required to be filed (taking into account any extension of time which has been requested or received) on or prior to the Split-Off Date.

2.02. Celera’s Responsibility. Celera shall have sole and exclusive responsibility for the preparation and filing of:

(a) all Income Tax Returns (other than Consolidated Returns and Combined Returns) with respect to Celera and/or any Celera Affiliate for any taxable period that are required to be filed after the Split-Off Date; and

(b) all Non-Income Tax Returns with respect to Celera, any Celera Affiliate, or the Celera Business or any part thereof, that are required to be filed (taking into account any extension of time which has been requested or received) after the Split-Off Date.

2.03. Agent. Subject to the other applicable provisions of this Agreement, Celera hereby irrevocably designates, and agrees to cause each Celera Affiliate to so designate, Applera as its sole and exclusive agent and attorney-in-fact to take such action (including execution of documents) as Applera, in its sole discretion, may deem appropriate in any and all matters (including Audits) relating to any Tax Return described in Section 2.01, subject, however, to the joint control provisions and control by a non-Filing Party provisions in Section 8.

2.04. Manner of Tax Return Preparation.

(a) Unless otherwise required by a Taxing Authority, the Parties hereby agree to prepare and file all Tax Returns, and to take all other actions, in a manner consistent with (1) this

Agreement, (2) any Tax Opinion, (3) any Supplemental Tax Opinion, and (4) any Ruling. All Tax Returns shall be filed on a timely basis (taking into account applicable extensions) by the Party responsible for filing such returns under this Agreement.

(b) Subject to the other applicable provisions of this Agreement, Applera shall have the exclusive right, in its sole discretion, with respect to any Tax Return described in Section 2.01, to determine (1) the manner in which such Tax Return shall be prepared and filed, including the elections, method of accounting, positions, conventions and principles of taxation to be used and the manner in which any Tax Item shall be reported, (2) whether any extensions shall be requested, (3) the elections that will be made by Applera, any Applera Affiliate, Celera, and/or any Celera Affiliate on such Tax Return, (4) whether any amended Tax Returns shall be filed, (5) whether any claims for refund shall be made, (6) whether any refunds shall be paid by way of refund or credited against any liability for the related Tax, and (7) whether to retain outside firms to prepare and/or review such Tax Returns.

Section 3.	Liability for Ordinary Course Taxes.

3.01. Applera’s Liability for Ordinary Course Taxes. Except as provided in Sections 4.01 and 4.03, Applera shall be liable for the following Taxes, and shall be entitled to receive and retain all refunds of:

(a) all Taxes attributable to the Applera Group or the Applera Business, in each case for any and all periods,

(b) except for Taxes related to BHL and BHL Affiliates, all Taxes attributable to the Celera Group, the Celera Group Assets or the Celera Business, in each case for any and all Pre-Split-Off Periods,

(c) except for Taxes related to BHL and BHL Affiliates, all Taxes for which the Celera Group may be liable by virtue of any agreement or arrangement with respect to Taxes (other than pursuant to this Agreement or any other agreements entered into in connection with the Split-Off) entered into on or prior to the Split-Off Date.

3.02. Celera’s Liability for Ordinary Course Taxes. Except as provided in Sections 4.01 and 4.03, Celera and each Celera Affiliate shall be jointly and severally liable for (i) all Taxes attributable to any and all members of the Celera Group or the Celera Group Assets or the Celera Business, in each case for any and all Post-Split-Off Periods and (ii) all Taxes related to BHL and the BHL Affiliates for any and all periods.

3.03. Straddle Periods. For purposes of Sections 3.01 and 3.02, in the case of any Straddle Period, (i) property taxes and exemptions, allowances or deductions that are calculated on an annualized basis shall be apportioned between the Pre-Split-Off Period and the Post-Split-Off Period on a daily pro-rata basis and (ii) all other Taxes shall be apportioned between the Pre-Split-Off Period and the Post-Split-Off Period on a closing of the books basis as of the close of business on the Split-Off Date.

3.04. Refunds. The amount or economic benefit of any refunds, credits or offsets of Taxes relating to (i) Celera, the Celera Group Assets or the Celera Business for a Pre-Split-Off Period shall be for the account of Applera, (ii) Celera, the Celera Group Assets or the Celera Business for a Post-Split-Off Period shall be for the account of Celera, and (iii) the Applera Group, the Applied Biosystems Group Assets or the Applera Business shall for the account of Applera.

3.05. Carryback. Notwithstanding Section 3.04, to the extent permitted by law, the Celera Group shall elect to forego a carryback of any net operating losses, capital losses, credits or other Tax benefits to a taxable period, or portion thereof, ending on or before the Split-Off Date unless Applera otherwise elects, in its sole discretion, to allow such carryback. To the extent that Celera is required under law to carry back Tax Assets described in this section, Applera agrees to pay to Celera the United States federal Income Tax Benefit from the use in any Pre-Split-Off Period (the “Carryback Period”) of a carryback of any such Tax Asset of the Celera Group from a Post-Split-Off Period (other than a carryback of any Tax Asset attributable to Exchange Taxes for which the liability is borne by Applera or any Applera Affiliate). If subsequent to the payment by Applera to Celera of the United States federal Income Tax Benefit of a carryback of a Tax Asset of the Celera Group, there shall be a Final Determination which results in a (1) change to the amount of the Tax Asset so carried back or (2) change to the amount of such United States federal Income Tax Benefit, Celera shall repay to Applera, or Applera shall repay to Celera, as the case may be, any amount which would not have been payable to such other Party pursuant to this Section 3.05 had the amount of the benefit been determined in light of these events. Nothing in this Section 3.05 shall require Applera to file an amended Tax Return or claim for refund of United States federal Income Taxes; provided, however, that Applera shall use its commercially reasonable efforts to use any carryback of a Tax Asset of the Celera Group that is carried back under this Section 3.05.

3.06. Celera Tax Assets on Applera Post-Split-Off Period Returns. With respect to any Post-Split-Off Period, to the extent that any Tax Assets relating to the Celera Business attributable to Pre-Split-Off Periods remain with the Applera Group after the Split-Off: (i) to the extent that the Celera Group generates sufficient income or recognizes sufficient gains in a given Tax period that the Celera Group would have been able to utilize such Tax Assets (that were not already utilized by Applera pursuant to clause (ii)) on a pro-forma basis, Applera shall compensate Celera for such utilizable amount on a pro-forma basis, and (ii) to the extent that (A) Celera Group does not generate sufficient income or recognize sufficient gains in such Tax period and (B) Applera utilizes such Tax Assets on its Tax Returns for such Tax Period, then Applera shall not be required to compensate Celera for Applera’s utilization of such Tax Assets. For the avoidance of doubt, this section is intended to provide that Celera is compensated for a Celera-related Tax Asset that remains with the Applera Group after the Split-Off Date only if and to the extent that Celera would have been able to utilize such Tax Asset on or before the time that the Applera Group actually utilizes such Tax Asset. For the avoidance of doubt, this section shall apply to any gain related to Exchange Taxes in the same manner as it applies to any other income or gains.

3.07. Payment of Tax Liability. If one Party is liable or responsible for Taxes, under Sections 3.01 through 3.06, with respect to Tax Returns for which another party is responsible for preparing and/or filing, or with respect to Taxes that are paid by another Party, then the liable or responsible Party shall pay the Taxes (or a reimbursement of such Taxes) to the other Party pursuant to Section 7.05.

3.08. Computation. With respect to any Tax Return filed by Applera for which Celera is liable for Taxes under this Section 3, Applera shall provide Celera with a written calculation in reasonable detail (including copies of work sheets and other materials used in preparation thereof) setting forth the amount of any Celera Separate Tax Amount or estimated Celera Separate Tax Amount (for purposes of Section 7.01). Celera shall have the right to review and comment on such calculation. Any dispute with respect to such calculation shall be resolved pursuant to Section 9.03; provided, however, that, notwithstanding any dispute with respect to any such calculation, in no event shall any payment attributable to the amount of any Celera Separate Tax Amount or estimated Celera Separate Tax Amount be paid later than the date provided in Section 7.

Section 4.	Exchange Taxes, Contribution Taxes and Deconsolidation.

4.01. Exchange Taxes.

(a) Applera’s Liability for Exchange Taxes. Notwithstanding Sections 3.01 through 3.03, Applera and each Applera Affiliate shall be jointly and severally liable for any Exchange Taxes attributable to, caused by, or resulting from, one or more of the following:

(i) any action or omission by Applera (or any Applera Affiliate) inconsistent with any material, information, covenant or representation related to Applera, any Applera Affiliate, or the Applera Business in an Officer’s Certificate, Tax Opinion, Supplemental Tax Opinion, Ruling Documents or Ruling (for the avoidance of doubt, disclosure of any action or fact that is inconsistent with any material, information, covenant or representation submitted to Tax Counsel, the IRS, or other Taxing Authority, as applicable, in connection with an Officer’s Certificate, Tax Opinion, Supplemental Tax Opinion, Ruling Documents or Ruling shall not relieve Applera (or any Applera Affiliate) of liability under this Agreement);

(ii) any action or omission by Applera (or any Applera Affiliate), after the Split-Off (including any act or omission that is in furtherance of, connected to, or part of a plan or series of related transactions (within the meaning of section 355(e) of the Code) occurring on or prior to the Split-Off), including a cessation, transfer to affiliates, or disposition of its active trades or businesses, stock buyback or payment of an extraordinary dividend;

(iii) any acquisition of any stock or assets of Applera (or any Applera Affiliate) by one or more other persons (other than Celera or a Celera Affiliate) prior to or following the Split-Off; or

(iv) any issuance of stock by Applera (or any Applera Affiliate), including any issuance pursuant to the exercise of employee stock options or other employment related arrangements or the exercise of warrants, or change in ownership of stock in Celera (or any Celera Affiliate).

(b) Celera’s Liability for Exchange Taxes. Notwithstanding Sections 3.01 through 3.03, Celera and each Celera Affiliate shall be jointly and severally liable for any Exchange Taxes attributable to, caused by, or result from, one or more of the following:

(i) any action or omission by Celera (or any Celera Affiliate) after the Split-Off at any time, that is inconsistent with any material, information, covenant or representation related to Celera, any Celera Affiliate, or the Celera Business in an Officer’s Certificate, Tax Opinion, Supplemental Tax Opinion, Ruling Documents or Ruling (for the avoidance of doubt, disclosure by Celera (or any Celera Affiliate) to Applera (or any Applera Affiliate) of any action or fact that is inconsistent with any material, information, covenant or representation submitted to Tax Counsel, the IRS, or other Taxing Authority, as applicable, in connection with an Officer’s Certificate, Tax Opinion, Supplemental Tax Opinion, Ruling Documents or Ruling shall not relieve Celera (or any Celera Affiliate) of liability under this Agreement);

(ii) any action or omission by Celera (or any Celera Affiliate), after the Split-Off Date (including any act or omission that is in furtherance of, connected to, or part of a plan or series of related transactions (within the meaning of section 355(e) of the Code) occurring on or prior to the Split-Off Date) including a cessation, transfer to affiliates or disposition of the active trades or businesses, stock buyback or payment of an extraordinary dividend;

(iii) any acquisition of any stock or assets of Celera (or any Celera Affiliate) by one or more other persons (other than Applera or any Applera Affiliate) following the Split-Off; or

(iv) any issuance of stock by Celera (or any Celera Affiliate) after the Split-Off, including any issuance pursuant to the exercise of employee stock options or other employment related arrangements or the exercise of warrants, or change in ownership of stock in Celera (or any Celera Affiliate) after the Split-Off.

(c) Joint Liability for Remaining Exchange Taxes. Applera and each Applera Affiliate shall be liable for the Applera Sharing Percentage and Celera and each Celera Affiliate shall be jointly and severally liable for the Celera Sharing Percentage of any Exchange Taxes (including costs related or attributable to such Exchange Taxes) not otherwise allocated by Sections 4.01(a) or (b) (e.g., because of a retroactive change in law).

(d) Representation. Each of Applera and Celera represents that, as of the date of this Agreement, neither it nor its Affiliates know of any fact (other than the Proposed Merger) that may cause the Exchange to fail to qualify under section 355 or section 368(a)(1)(D) of the Code.

4.02. Continuing Covenants.

(a) In General. Each of Applera (for itself and each Applera Affiliate) and Celera (for itself and each Celera Affiliate) agrees (1) not to take any action reasonably expected to result in an increased Tax liability to the other, a reduction in a Tax Asset of the other or an increased liability to the other under this Agreement, and (2) to take any action reasonably requested by the other that would reasonably be expected to result in a Tax Benefit or avoid a Tax Detriment to the other, provided, in either such case, that the taking or refraining to take such action does not result in any additional cost not fully compensated for by the other Party or any other adverse effect to such Party. The Parties hereby acknowledge that the preceding sentence is not intended to limit, and therefore shall not apply to, the rights of the Parties with respect to matters otherwise covered by this Agreement.

(b) Celera Restrictions. Celera agrees that it will not knowingly take or fail to take, or permit any Celera Affiliate to knowingly take or fail to take, any action where such action or failure to act would be inconsistent with any material, information, covenant or representation that relates to facts or matters related to Celera (or any Celera Affiliate) or within the control of Celera and is contained in an Officer’s Certificate, Tax Opinion, Supplemental Tax Opinion, Ruling Documents or Ruling (except where such material, information, covenant or representation was not previously disclosed to Celera) other than as permitted by this Section 4.02. For this purpose an action is considered inconsistent with a representation if the representation states that there is no plan or intention to take such action. Celera agrees that it will not take (and it will cause the Celera Affiliates to refrain from taking) any position on a Tax Return that is inconsistent with the treatment of the Exchange as transactions in which no income, gain, or loss is recognized pursuant to section 355 of the Code.

(c) Applera Restrictions. Applera agrees that it will not knowingly take or fail to take, or permit any Applera Affiliate to knowingly take or fail to take, any action where such action or failure to act would be inconsistent with any material, information, covenant or representation that relates to facts or matters related to Applera (or any Applera Affiliate) or within the control of Applera and is contained in an Officer’s Certificate, Tax Opinion, Supplemental Tax Opinion, Ruling Documents or Ruling other than as permitted by this Section 4.02. For this purpose an action is considered inconsistent with a representation if the representation states that there is no plan or intention to take such action. Applera agrees that it will not take (and it will cause the Applera Affiliates to refrain from taking) any position on a Tax Return that is inconsistent with the treatment of the Exchange as transactions in which no income, gain, or loss is recognized pursuant to section 355 of the Code.

(d) Certain Celera Actions Following the Split-Off. Celera agrees that, during the two (2) year period following the Split-Off, without first obtaining, at Celera’s own expense, either a supplemental opinion from Tax Counsel that such action will not result in Exchange Taxes (a “Supplemental Tax Opinion”) or a Ruling that such action will not result in Exchange Taxes, unless in any such case Applera and Celera agree otherwise in writing, Celera shall not (1) sell all or substantially all of the assets of Celera or any Celera Affiliate, (2) merge Celera, or any Celera Affiliate with another entity, without regard to which party is the surviving entity, (3) transfer any assets of Celera in a transaction described in section 351 (other than a transfer to a corporation which files a consolidated return with Celera and which is wholly-owned, directly or indirectly, by Celera) or subparagraph (C) or (D) of section 368(a)(1) of the Code, (4) issue stock of Celera or any Celera Affiliate (or any instrument that is convertible or exchangeable into any such stock) in an acquisition or public or private offering (excluding any issuance pursuant to the exercise of employee stock options or other employment related arrangements having customary terms and conditions and that satisfy the requirements of Treasury Regulations section 1.355-7(d)(8), or any successor provision thereto), or (5) facilitate or otherwise participate in any acquisition of stock in Celera that would result in any shareholder owning five percent (5%) or more of the outstanding stock of Celera. Celera (or any Celera Affiliate) shall only undertake any of such actions after Applera’s receipt of such Supplemental Tax Opinion or Ruling and pursuant to the terms and conditions of any such Supplemental Tax Opinion or Ruling or as otherwise consented to in writing in advance by Applera; provided, however, that if Celera contemplates entering into a transaction described in this section and Celera acknowledges in writing that it would have sole liability for any Exchange Taxes under Section 4.01(b) that might arise from such transaction and can demonstrate to the reasonable satisfaction of Applera that Celera can satisfy its liability for any such Exchange Taxes, Applera shall consent to Celera’s entering into such transaction without further restriction; and provided, further, that in the event that (i) Applera completes a transaction that results in a tax being imposed on Applera under Section 355(e) of the Code (including without limitation the Proposed Merger), after such completion, Celera shall no longer be subject to the restrictions under clause 4 and clause 5, or (ii) the Split-off is determined to be taxable, then these restrictions shall no longer apply. The Parties hereby agree that they will act in good faith to take all reasonable steps necessary to amend this Section 4.02(d), from time to time, by mutual agreement, to (i) add certain actions to the list contained herein, or (ii) remove certain actions from the list contained herein, in either case, in order to reflect any relevant change in law, regulation or administrative interpretation occurring after the date of this Agreement.

(e) Notice of Specified Transactions. Not later than three (3) days after the public announcement regarding any of the transactions described in Section 4.02(d) (including a public announcement regarding Celera’s intent to enter into any such transaction) Celera shall provide written notice of such transaction to Applera.

4.03. Other Taxes.

(a) Contribution Taxes. Notwithstanding Sections 3.01 through 3.03, but subject to Section 4.03(c), if any Contribution Taxes are imposed on Applera or Celera, Applera and Celera shall each be responsible for 50 percent of such Contribution Taxes. For the avoidance of doubt, this equal sharing of Contribution Taxes shall not be affected by the availability of any corresponding deductions resulting from such Contribution Taxes.

(b) Big Dye Agreement Taxes. Notwithstanding Sections 3.01 through 3.03, but subject to Section 4.03(c), the Parties intend to report the Big Dye Agreement as giving rise to current taxable income to Applera, and corresponding current and future deductions to Celera. Celera shall pay to Applera (i) the present value of the Tax benefit expected to be realized by Celera with respect to such current and future deductions plus (ii) 50 percent of the difference between (A) the Tax imposed on Applera resulting from the Big Dye Agreement and (B) the present value of the Tax benefit expected to be realized by Celera (as determined in 4.03(b)(i)).

(c) Treatment if Proposed Merger is Completed. To the extent allowable under applicable law, if the Proposed Merger is completed and results in the Split-off being taxable, Applera and Celera shall report the entering into the IP Access Agreements as taxable transactions for U.S. federal income tax purposes and the indemnification provisions in Section 4.03(a) and (b) shall not apply. In such an event, Applera shall be responsible for the resulting tax imposed on Applera, and Celera shall pay Applera 50 percent of the present value of the Tax benefit expected to be realized by Celera with respect to current and future deductions resulting from the Big Dye Agreement and the IP Access Agreement.

4.04. Allocation of Tax Items. All Tax computations for (1) any Pre-Split-Off Periods ending on the Split-Off Date and (2) the immediately following taxable period of Celera or any Celera Affiliate, shall be made pursuant to the principles of section 1.1502-76(b) of the Treasury Regulations or of a corresponding provision under the laws of other jurisdictions, as reasonably determined by Applera, taking into account all reasonable suggestions made by Celera with respect thereto.

4.05. Allocation of Tax Assets.

(a) In General. In connection with the Split-Off, Applera and Celera have set forth on Schedule 4.5 the Tax Assets allocated to Applera and Celera, and each of Applera and Celera agrees that each shall prepare all Tax Returns in a manner consistent with such allocation, unless otherwise required by law. The Parties hereby agree that to the extent that Tax Assets are not shown in Schedule 4.5, such Tax Assets were incurred by Applera and shall remain with Applera.

(b) Earnings and Profits. Applera will advise Celera in writing of the decrease in Applera earnings and profits attributable to the Split-Off under section 312(h) of the Code on or before the first anniversary of the Split-Off Date; provided, however, that Applera shall provide Celera with estimates of such amounts (determined in accordance with past practice) prior to such anniversary as reasonably requested by Celera.

Section 5.	Employee Wages.

At Applera’s request, Celera shall assume the Form W-2 and Form W-3 reporting obligations (including the filing of all forms necessary to comply with magnetic media reporting requirements) of Applera with respect to any employee of the Celera Business that Celera or any Celera Affiliate employs during the calendar year which includes the Split-Off Date consistent with the procedures set forth in section 5 of Rev. Proc. 2004-53, 2004-34 I.R.B. 320.

Section 6.	Indemnification.

6.01. In General. Applera and each member of the Applera Group shall jointly and severally indemnify Celera, each Celera Affiliate, and their respective directors, officers and employees, and hold them harmless from and against any and all Taxes for which Applera or any Applera Affiliate is liable under this Agreement and any loss, cost, damage or expense, including reasonable attorneys’ fees and costs, that is attributable to, or results from, the failure of Applera, any Applera Affiliate or any director, officer or employee to make any payment required to be made under this Agreement. Celera and each member of the Celera Group shall jointly and severally indemnify Applera, each Applera Affiliate, and their respective directors, officers and employees, and hold them harmless from and against any and all Taxes for which Celera or any Celera Affiliate is liable under this Agreement and any loss, cost, damage or expense, including reasonable attorneys’ fees and costs, that is attributable to, or results from, the failure of Celera, any Celera Affiliate or any director, officer or employee to make any payment required to be made under this Agreement.

6.02. Inaccurate or Incomplete Information. Applera and each member of the Applera Group shall jointly and severally indemnify Celera, each Celera Affiliate, and their respective directors, officers and employees, and hold them harmless from and against any cost, fine, penalty, or other expense of any kind attributable to the failure of Applera or any Applera Affiliate in supplying Celera or any Celera Affiliate with inaccurate or incomplete information, in connection with the preparation of any Tax Return. Celera and each member of the Celera Group shall jointly and severally indemnify Applera, each Applera Affiliate, and their respective directors, officers and employees, and hold them harmless from and against any cost, fine, penalty, or other expenses of any kind attributable to the failure of Celera or any Celera Affiliate in supplying Applera or any Applera Affiliate with inaccurate or incomplete information, in connection with the preparation of any Tax Return.

6.03. No Indemnification for Tax Items. Nothing in this Agreement shall be construed as a guarantee of the existence or amount of any loss, credit, carryforward, basis or other Tax Item, whether past, present or future, of Applera, any Applera Affiliate, Celera or any Celera Affiliate. In addition, for the avoidance of doubt, for purposes of determining any amount owed between the Parties hereto, all such determinations shall be made without regard to any financial accounting tax asset or liability or other financial accounting items.

Section 7.	Payments.

7.01. Estimated Tax Payments. Not later than ten (10) business days after each Estimated Tax Installment Date with respect to a taxable period for which a Consolidated Return or a Combined Return that includes a Celera Separate Tax Amount will be filed, Celera shall pay to Applera on behalf of the Celera Group an amount equal to the amount of any estimated Celera Separate Tax Amount.

7.02. True-Up Payments. Not later than ten (10) business days after filing a Tax Return, Celera shall pay to Applera, or Applera shall pay to Celera, as appropriate, an amount equal to the difference, if any, between the Celera Separate Tax Amount and the aggregate amount paid by Celera with respect to such period under Section 7.01.

7.03. Redetermination Amounts. In the event of a redetermination of any Tax Item reflected on any Consolidated Return or Combined Return (other than Tax Items relating to Exchange Taxes), as a result of a refund of Taxes paid, a Final Determination or any settlement or compromise with any Taxing Authority which in any such case would affect the Celera Separate Tax Amount, Applera shall prepare a revised pro forma Tax Return in accordance with

Section 2.04(b) for the relevant taxable period reflecting the redetermination of such Tax Item as a result of such refund, Final Determination, settlement or compromise. Celera shall pay to Applera, or Applera shall pay to Celera, as appropriate, an amount equal to the difference, if any, between the Celera Separate Tax Amount reflected on such revised pro forma Tax Return and the Celera Separate Tax Amount for such period as originally computed pursuant to this Agreement.

7.04. Payments of Refunds and Credits. If one Party receives a refund or credit of any Tax to which the other Party is entitled pursuant to Section 3.04, the Party receiving such refund or credit shall pay to the other Party the amount of such refund or credit pursuant to Section 7.05.

7.05. Payments Under This Agreement. In the event that one Party (the “Owing Party”) is required to make a payment to another Party (the “Owed Party”) pursuant to this Agreement, then such payments shall be made according to this Section 7.05.

(a) In General. All payments shall be made to the Owed Party or to the appropriate Taxing Authority as specified by the Owed Party within the time prescribed for payment in this Agreement, or if no period is prescribed, within ten (10) days after delivery of written notice of payment owing together with a computation of the amounts due.

(b) Treatment of Payments. Unless otherwise required by any Final Determination, the Parties agree that any payments made by one Party to another Party pursuant to this Agreement (other than (i) payments for the Celera Separate Tax Amount for the Post-Split-Off Period, (ii) payments of After Tax Amounts pursuant to Section 7.05(d), and (iii) payments of interest pursuant to Section 7.05(e)) shall be treated for all Tax purposes as nontaxable payments (dividend distributions or capital contributions, as the case may be) made immediately prior to the Split-Off and, accordingly, as not includible in the taxable income of the recipient or as deductible by the payor.

(c) Prompt Performance. All actions required to be taken (including payments) by any Party under this Agreement shall be performed within the time prescribed for performance in this Agreement, or if no period is prescribed, such actions shall be performed promptly.

(d) After Tax Amounts. If pursuant to a Final Determination it is determined that the receipt or accrual of any payment made under this Agreement (other than payments of interest pursuant to Section 7.05(e)) is subject to any Tax, the Party making such payment shall be liable for (a) the After Tax Amount with respect to such payment and (b) interest at the rate described in Section 7.05(e) on the amount of such Tax from the date such Tax accrues through the date of payment of such After Tax Amount. A Party making a demand for a payment pursuant to this Agreement and for a payment of an After Tax Amount with respect to such payment shall separately specify and compute such After Tax Amount. However, a Party may choose not to specify an After Tax Amount in a demand for payment pursuant to this Agreement without thereby being deemed to have waived its right subsequently to demand an After Tax Amount with respect to such payment.

(e) Interest. Payments pursuant to this Agreement that are not made within the period prescribed in this Agreement (the “Payment Period”) shall bear interest for the period from and including the date immediately following the last date of the Payment Period through and including the date of payment at a per annum rate equal to the applicable rate under Section 6621 of the Code. Such interest will be payable at the same time as the payment to which it relates and shall be calculated on the basis of a year of three hundred sixty-five (365) days and the actual number of days for which due.

Section 8.	Tax Proceedings.

8.01. In General. Except as otherwise provided in this Agreement, the Party responsible for preparing and filing a Tax Return pursuant to Section 2 (the “Filing Party”) shall have the exclusive right, in its sole discretion, to control, contest, and represent the interests of Applera, any Applera Affiliate, Celera, and/or any Celera Affiliate in any Audit relating to such Tax Return and to resolve, settle or agree to any deficiency, claim or adjustment proposed, asserted or assessed in connection with or as a result of any such Audit; provided, however, that for purposes of this Section 8, Celera shall be treated as the Filing Party for all Tax Returns of BHL and BHL Affiliates (other than Consolidated Returns or Combined Returns). The Filing Party’s rights shall extend to any matter pertaining to the management and control of an Audit, including execution of waivers, choice of forum, scheduling of conferences and the resolution of any Tax Item. Any costs incurred in handling, settling, or contesting an Audit shall be borne by the Filing Party.

8.02. Participation of non-Filing Party. Except as provided in Section 8.04, the non-Filing Party shall, at its own expense, have control over decisions to resolve, settle or otherwise agree to any deficiency, claim or adjustment with respect to any Sole Responsibility Item. Except as provided in Section 8.04, the Filing Party, at its own expense, and the non-Filing Party, at its own expense, shall have joint control over decisions to resolve, settle or otherwise agree to any deficiency, claim or adjustment with respect to any Joint Responsibility Item. Except as provided in Section 8.04, the Filing Party shall not settle any Audit it controls concerning a Tax Item on a basis that would reasonably be expected to adversely affect the non-Filing Party by at least one hundred thousand dollars ($100,000) without obtaining such non-Filing Party’s consent, which consent shall not be unreasonably withheld, conditioned or delayed if failure to consent would adversely affect the Filing Party.

8.03. Notice. Within ten (10) days after a Party receives written notice of a proposed Audit adjustment that may give rise to an indemnification obligation under this Agreement, such Party shall give notice to the other Party of such issue (such notice shall contain factual information, to the extent known, describing any asserted tax liability in reasonable detail), and shall forward to the other Party copies of all notices and material communications with any Taxing Authority relating to such issue. Notwithstanding any provision in Section 9.15 to the contrary, if a Party to this Agreement fails to provide the other Party notice as required by this Section 8.03, and the failure results in a detriment to the other Party then any amount which the other Party is otherwise required to pay pursuant to this Agreement shall be reduced by the amount of such detriment.

8.04. Control of Exchange Tax and Contribution Tax Proceedings. Applera shall have the exclusive right, in its sole discretion, to control, contest, and represent the interests of Applera, any Applera Affiliate, Celera, and/or any Celera Affiliate in any Audits relating to Exchange Taxes and Contribution Taxes and to resolve, settle or agree to any deficiency, claim or adjustment proposed, asserted or assessed in connection with or as a result of any such Audit; provided, however, that Applera shall not settle any such audit with respect to Exchange Taxes or Contribution Taxes with a Taxing Authority as part of a formal understanding with the Taxing Authority for a settlement on an issue or issues unrelated to such Exchange Taxes or Contribution Taxes that would reasonably be expected to result in a Tax liability to Celera or any Celera Affiliate (including as a result of an indemnification obligation pursuant to this Agreement) in excess of one hundred thousand dollars ($100,000), without the prior consent of Celera, which consent shall not be unreasonably withheld, conditioned or delayed. Applera’s rights shall extend to any matter pertaining to the management and control of such Audit, including execution of waivers, choice of forum, scheduling of conferences and the resolution of any Tax Item. Celera may assume sole control of any Audits relating to Exchange Taxes if it acknowledges in writing that it has sole liability for any Exchange Taxes under Section 4.01(b) that might arise in such Audit and can demonstrate to the reasonable satisfaction of Applera that it can satisfy its liability for any such Exchange Taxes. If Celera is unable to demonstrate to the reasonable satisfaction of Applera that it will be able to satisfy its liability for such Exchange Taxes, but acknowledges in writing that it has sole liability for any Exchange Taxes under Section 4.01(b), Celera and Applera shall have joint control over the Audit.

Section 9.	Miscellaneous Provisions.

9.01. Effectiveness. This Agreement shall become effective upon execution by the Parties hereto.

9.02. Cooperation and Exchange of Information.

(a) Cooperation. Celera and Applera shall each cooperate fully (and each shall cause its respective affiliates to cooperate fully) with all reasonable requests from another party for information and materials not otherwise available to the requesting party in connection with the preparation and filing of Tax Returns, claims for refund, and Audits concerning issues or other matters covered by this Agreement or in connection with the determination of a liability for Taxes or a right to a refund of Taxes. Such cooperation shall include:

(i) the retention until the expiration of the applicable statute of limitations, and the provision upon request, of copies of all Tax Returns, books, records (including information regarding ownership and Tax basis of property), documentation and other information relating to the Tax Returns, including accompanying schedules, related work papers, and documents relating to rulings or other determinations by Taxing Authorities;

(ii) the execution of any document that may be necessary or reasonably helpful in connection with any Tax Proceeding, or the filing of a Tax Return or refund claim by a member of the Applera Group or the Celera Group, including certification, to the best of a Party’s knowledge, of the accuracy and completeness of the information it has supplied; and

(iii) the use of the Party’s commercially reasonable efforts to obtain any documentation that may be necessary or reasonably helpful in connection with any of the foregoing. Each Party shall make its employees and facilities available on a reasonable and mutually convenient basis in connection with the foregoing matters.

(b) Retention of Records. Any Party that is in possession of documentation of Applera (or any Applera Affiliate) or Celera (or any Celera Affiliate) relating to the Celera Business, including books, records, Tax Returns and all supporting schedules and information relating thereto (the “Celera Business Records”) shall retain such Celera Business Records for a period of seven (7) years following the Exchange Date. Thereafter, any Party wishing to dispose of Celera Business Records in its possession (after the expiration of the applicable statute of limitations), shall provide written notice to the other Party describing the documentation proposed to be destroyed or disposed of sixty (60) business days prior to taking such action. The other Party may arrange to take delivery of any or all of the documentation described in the notice at its expense during the succeeding sixty (60) day period.

9.03. Dispute Resolution. Except with respect to Exchange Taxes, all disputes under this agreement shall be controlled by Section 13.3 of the Separation Agreement. Notwithstanding the foregoing, any disagreement between the Parties relating to Exchange Taxes shall be settled in a court of law or as otherwise agreed to by the Parties.

9.04. Notices. All notices and other communications required or permitted to be given hereunder shall be in writing and shall be deemed given upon (a) a transmitter’s confirmation of a receipt of a facsimile transmission (but only if followed by confirmed delivery of a standard overnight courier the following business day or if delivered by hand the following business day), (b) confirmed delivery of a standard overnight courier or when delivered by hand, or (c) the expiration of five (5) business days after the date mailed by certified or registered mail (return receipt requested), postage prepaid, to the Parties at the following addresses (or at such other addresses for a Party as shall be specified by like notice):

If to Applera or any Applera Affiliate, to the Vice President, Tax of Applera, with a copy to the General Counsel of Applera, at:

Applera Corporation

301 Merritt 7

Norwalk, Connecticut 06851

If to Celera or any Celera Affiliate, to the General Counsel of Celera, at:

Celera Corporation

1401 Harbor Bay Parkway

Alameda, California 94502

Either Party may, by written notice to the other Parties, change the address or the Party to which any notice, request, instruction or other documents is to be delivered.

9.05. Changes in Law.

(a) Any reference to a provision of the Code or a law of another jurisdiction shall include a reference to any applicable successor provision or law.

(b) If, due to any change in applicable law or regulations or their interpretation by any court of law or other governing body having jurisdiction subsequent to the date of this Agreement, performance of any provision of this Agreement or any transaction contemplated thereby shall become impracticable or impossible, the Parties hereto shall use their commercially reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such provision.

9.06. Confidentiality. The Parties shall comply with the confidentiality provisions in section 13.9 of the Separation Agreement.

9.07. Successors. This Agreement shall be binding on and inure to the benefit and detriment of any successor, by merger, acquisition of assets or otherwise, to any of the Parties hereto, to the same extent as if such successor had been an original party.

9.08. Affiliates. Applera shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Applera Affiliate, and Celera shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Celera Affiliate; provided, however, that (1) if it is contemplated that a Celera Affiliate may cease to be a Celera Affiliate as a result of a transfer of its stock or other ownership interests to a third party in exchange for consideration in an amount approximately equal to the fair market value of the stock or other ownership interests transferred and such consideration is not distributed outside of the Celera Group to the shareholders of Celera then (a) Celera shall request in writing no later than thirty (30) days prior to such cessation that Applera execute a release of such Celera Affiliate from its obligations under this Agreement effective as of such transfer provided that Celera shall have confirmed in writing its obligations and the obligations of its remaining Celera Affiliates with respect to their own obligations and those of the departing Celera Affiliate and that such departing Celera Affiliate shall have executed a release of any rights it may have against Applera or any Applera Affiliate by reason of this Agreement, or (b) Celera shall acknowledge in writing no later than thirty (30) days prior to such cessation that it shall bear one hundred percent (100%) of the liability for the obligations of Celera and each Celera Affiliate (including the departing Celera Affiliate) under this Agreement and (2) if it is contemplated that an Applera Affiliate may cease to be an Applera Affiliate as a result of a transfer of its stock or other ownership interests to a third party in exchange for consideration in an amount approximately equal to the fair market value of the stock or other ownership interests transferred and such consideration is not distributed outside of the Applera Group to the shareholders of Applera then (a) Applera shall request in writing no later than thirty (30) days prior to such cessation that Celera execute a release of such Applera Affiliate from its obligations under this Agreement effective as of such transfer provided that Applera shall have confirmed in writing its obligations and the obligations of its remaining Applera Affiliates with respect to their own obligations and the obligations of the departing Applera Affiliate and that such departing Applera Affiliate shall have executed a release of any rights it may have against Celera or any Celera Affiliate by reason of this Agreement, or (b) Applera shall acknowledge in writing no later than thirty (30) days prior to such cessation that it shall bear one hundred percent (100%) of the liability for the obligations of Applera and each Applera Affiliate (including the departing Applera Affiliate) under this Agreement. If at any time (1) Applera shall, directly or indirectly, obtain beneficial ownership of more than fifty percent (50%) of the total combined voting power of any other entity, Applera shall cause such entity to become a party to this Agreement by executing together with Celera an agreement in substantially the same form as set forth in Schedule 9.08 and such entity shall have all rights and obligations of an Applera Affiliate under this Agreement, and (2) Celera shall, directly or indirectly, obtain beneficial ownership of more than fifty percent (50%) of the total combined voting power of any other entity, Celera shall cause such entity to become a party to this Agreement by executing together with Applera an agreement in substantially the same form as set forth in Schedule 9.08 and such entity shall have all rights and obligations of a Celera Affiliate under this Agreement.

9.09. Authorization, Etc. Each of the Parties hereto hereby represents and warrants that it has the power and authority to execute, deliver and perform this Agreement, that this Agreement has been duly authorized by all necessary corporate action on the part of such Party, that this Agreement constitutes a legal, valid and binding obligation of each such Party and that the execution, delivery and performance of this Agreement by such Party does not contravene or conflict with any provision of law or of its charter or bylaws or any agreement, instrument or order binding on such Party.

9.10. Entire Agreement. This Agreement contains the entire agreement among the Parties hereto with respect to the subject matter hereof and supersedes any prior tax sharing agreements between Applera (or any Applera Affiliate) and Celera (or any Celera Affiliate) and such prior tax sharing agreements shall have no further force and effect. If, and to the extent, the provisions of this Agreement conflict with any agreement entered into in connection with the Split-Off, the provisions of this Agreement shall control.

9.11. Applicable Law; Jurisdiction. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY AND UNCONDITIONALLY (i) AGREES THAT THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND ALL DISPUTES CONTROVERSIES OR CLAIMS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE BREACH, TERMINATION OR VALIDITY HEREOF SHALL BE GOVERNED BY THE LAWS OF THE STATE OF DELAWARE, EXCLUDING ITS CONFLICTS OF LAW RULES, (ii) AGREES TO BE SUBJECT TO, AND HEREBY CONSENTS AND SUBMITS TO, THE JURISDICTION OF THE COURTS OF THE STATE OF DELAWARE AND OF THE FEDERAL COURTS SITTING IN THE STATE OF DELAWARE, (iii) TO THE EXTENT SUCH PARTY IS NOT OTHERWISE SUBJECT TO SERVICE OF PROCESS IN THE STATE OF DELAWARE, HEREBY APPOINTS THE CORPORATION TRUST COMPANY, AS SUCH PARTY’S AGENT IN THE STATE OF DELAWARE FOR ACCEPTANCE OF LEGAL PROCESS, AND (iv) AGREES THAT SERVICE MADE ON ANY SUCH AGENT SET FORTH IN (iii) ABOVE SHALL HAVE

THE SAME LEGAL FORCE AND EFFECT AS IF SERVED UPON SUCH PARTY PERSONALLY WITHIN THE STATE OF DELAWARE.

9.12. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.

9.13. Severability. If any term, provision, covenant, or restriction of this Agreement is held by a court of competent jurisdiction (or an arbitrator or arbitration panel) to be invalid, void, or unenforceable, the remainder of the terms, provisions, covenants, and restrictions set forth herein shall remain in full force and effect, and shall in no way be affected, impaired, or invalidated. In the event that any such term, provision, covenant or restriction is held to be invalid, void or unenforceable, the Parties hereto shall use commercially reasonable efforts to find and employ an alternate means to achieve the same or substantially the same result as that contemplated by such terms, provisions, covenant, or restriction.

9.14. No Third Party Beneficiaries. This Agreement is solely for the benefit of Applera, the Applera Affiliates, Celera and the Celera Affiliates. This Agreement should not be deemed to confer upon third parties any remedy, claim, liability, reimbursement, cause of action or other rights in excess of those existing without this Agreement.

9.15. Waivers, Etc. No failure or delay on the part of a Party in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power. No modification or waiver of any provision of this Agreement nor consent to any departure by the Parties therefrom shall in any event be effective unless the same shall be in writing, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.

9.16. Setoff. All payments to be made by any Party under this Agreement may be netted against payments due to such Party under this Agreement, but otherwise shall be made without setoff, counterclaim or withholding, all of which are hereby expressly waived.

9.17. Other Remedies. Celera recognizes that any failure by it or any Celera Affiliate to comply with its obligations under Section 4 could result in Exchange Taxes that would cause irreparable harm to Applera, Applera Affiliates, and their stockholders. Accordingly, Applera shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which Applera is entitled at law or in equity.

9.18. Amendment and Modification. This Agreement may be amended, modified or supplemented only by a written agreement signed by all of the Parties hereto.

9.19. Waiver of Jury Trial. Each of the Parties hereto irrevocably and unconditionally waives all right to trial by jury in any litigation, claim, action, suit, arbitration, inquiry,

proceeding, investigation or counterclaim (whether based in contract, tort or otherwise) arising out of or relating to this Agreement or the actions of the Parties hereto in the negotiation, administration, performance and enforcement thereof.

9.20. Interpretations. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, Exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified. The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term, and words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.

IN WITNESS WHEREOF, each of the Parties hereto has caused this Agreement to be executed by a duly authorized officer as of the date first above written.

Applera Corporation on behalf of itself and each of the Applera Affiliates

By:	/s/ Mark P. Stevenson
Name:	Mark P. Stevenson
Title:	Senior Vice President

Celera Corporation on behalf of itself and each of the Celera Affiliates

By:	/s/ Kathy Ordoñez
Name:	Kathy Ordoñez
Title:	President and CEO